SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No. 1)*


                              KUHLMAN COMPANY, INC.
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                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   501197 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)
      |_|   Rule 13d-1(c)
      |X|   Rule 13d-1(d)


------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 501197 10 7                  13G                     Page 2 of 7 Pages


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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Scott Kuhlman
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
NUMBER OF         5.    SOLE VOTING POWER
SHARES
BENEFICIALLY            1,061,147
OWNED             --------------------------------------------------------------
BY EACH           6.    SHARED VOTING POWER
REPORTING
PERSON                  0
WITH              --------------------------------------------------------------
                  7.    SOLE DISPOSITIVE POWER

                        1,061,147
                  --------------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,061,147
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      See explanation in item 4(a)                                           |X|
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 501197 10 7                  13G                     Page 3 of 7 Pages


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Susan Kuhlman
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
NUMBER OF         5.    SOLE VOTING POWER
SHARES
BENEFICIALLY            1,744,687
OWNED             --------------------------------------------------------------
BY EACH           6.    SHARED VOTING POWER
REPORTING
PERSON                  0
WITH              --------------------------------------------------------------
                  7.    SOLE DISPOSITIVE POWER

                        1,744,687
                  --------------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,744,687
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      See explanation in item 4(a)                                           |X|
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.7%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 501197 10 7                  13G                     Page 4 of 7 Pages


--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

            Kuhlman Company, Inc.

--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            701 North Third Street, Suite B-1
            MINNEAPOLIS, MINNESOTA 55401

--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            Scott Kuhlman and Susan Kuhlman

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            701 North Third Street, Suite B-1
            MINNEAPOLIS, MINNESOTA 55401

--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

      USA

--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            COMMON STOCK, $.001 PAR VALUE

--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            501197 10 7

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Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check Whether the Person Filing is a:

            (a)   |_|   Broker  or dealer  registered  under  Section  15 of the
                        Exchange Act.
            (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c)   |_|   Insurance  company as defined in Section 3(a)(19) of the
                        Exchange Act.
            (d)   |_|   Investment  company  registered  under  Section 8 of the
                        Investment Company Act of 1940.
            (e)   |_|   An   investment   adviser   in   accordance   with  Rule
                        13d-1(b)(1)(ii)(E);
            (f)   |_|   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);
            (g)   |_|   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);
            (h)   |_|   A savings  association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;
            (i)   |_|   A church plan that is excluded from the definition of an
                        investment   company  under  Section   3(c)(14)  of  the
                        Investment Company Act;
            (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 501197 10 7                  13G                     Page 5 of 7 Pages


--------------------------------------------------------------------------------
Item 4.     Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            Scott Kuhlman beneficially owns 1,061,147 shares. Susan Kuhlman beneficially owns 1,744,687 shares (which includes 18,540 shares held in trust for the Kuhlman children). Scott Kuhlman and Susan
            Kuhlman are husband and wife, together they beneficially own 2,805,834 shares.

      (b)   Percent of class:

            Scott Kuhlman 4.1%; Susan Kuhlman 6.7%; together 10.8%

      (c)   Number of shares as to which such person has:

      With respect to Scott Kuhlman:

            (i)   Sole power to vote or to direct the vote:            1,061,147
            (ii)  Shared power to vote or to direct the vote:                  0
            (iii) Sole power to dispose or to direct the
                  disposition of:                                      1,061,147
            (iv)  Shared power to dispose or to direct the
                  disposition of:                                              0

      With respect to Susan Kuhlman:

            (i)   Sole power to vote or to direct the vote:            1,744,687
            (ii)  Shared power to vote or to direct the vote:                  0
            (iii) Sole power to dispose or to direct the
                  disposition of:                                      1,744,687
            (iv)  Shared power to dispose or to direct the
                  disposition of:                                              0

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Item 5.     Ownership of Five Percent or Less of a Class.

            N/A

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Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            N/A

--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            N/A

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Item 8.     Identification and Classification of Members of the Group.



--------------------------------------------------------------------------------
Item 9.     Notice of Dissolution of Group.



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
CUSIP No. 501197 10 7                  13G                     Page 6 of 7 Pages


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Item 10.    Certifications.

      (a)   Not applicable.

      (b)   Not applicable.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 7, 2007                     /s/ Scott Kuhlman
                                            -------------------------------
                                            Scott Kuhlman


                                            /s/ Susan Kuhlman
                                            -------------------------------
                                            Susan Kuhlman

CUSIP No. 501197 10 7                  13G                     Page 7 of 7 Pages


                                    Exhibit A

                                    AGREEMENT
                          TO JOINTLY FILE SCHEDULE 13G

      The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Kuhlman Company, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


Dated: February 7, 2007                     /s/ Scott Kuhlman
                                            -------------------------------
                                            Scott Kuhlman


                                            /s/ Susan Kuhlman
                                            -------------------------------
                                            Susan Kuhlman